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EXHIBIT 21.1
NORDSTROM, INC. AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT


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
Name of Subsidiary                              State of Incorporation
------------------                              ----------------------
Nordstrom Credit, Inc.                          Colorado

Nordstrom National Credit Bank                  Colorado

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